Exhibit 3.1

FIRST AMENDMENT TO

FIFTH AMENDED AND RESTATED

BYLAWS OF

CAPSTONE GREEN ENERGY CORPORATION

WHEREAS, the Board of Directors (“Board”) of Capstone Green Energy Corporation a Delaware corporation (the “Corporation”) resolved to amend the Corporation’s Fifth Amended and Restated Bylaws (the “Bylaws”), by Resolution of the Board of Directors dated August 26, 2021;

WHEREAS, the Board is authorized to amend the Bylaws under Section 1 of Article IX of the Bylaws; and

NOW, THEREFORE, in consideration of the foregoing, it is hereby agreed by the Board that the Bylaws shall be amended as follows:

Amendment to Section 9 of Article VII. The following is hereby added to the end of Section 9 of Article VII of the Bylaws:

Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of any claim arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9 of Article VII.

Except as specifically provided above in this Amendment, the Bylaws shall in all other respects remain unchanged.